Banksy (b. 1974)



Banksy's powerful, socially-charged artworks and pranks have made international headlines and earned him a loyal following.

INVESTMENT THESIS

Historical Price Appreciation of Similar Works (Banksy) *

20.5%



$10.0m
$5.0m
$0.0m
07
10
13
16
19

Initial Offering

$16,159,000

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	moderate 19 years
2020 Auction Sales	significant $63,561,587
Repeat Sales	view

35% Progress

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DEAL SHEET

WHY WE LIKE THIS PAINTING

- The Painting is a rare, hand-painted oil by Banksy, and one of five reimagined masterpieces that were exhibited at the artist's acclaimed "Crude Oils" exhibition in 2005.
- Based on Vincent Van Gogh's iconic Sunflowers, the Painting is an excellent example of Banksy's satirical wit and alludes to the dangers of environmental degradation.
- Prior to Masterworks' acquisition, the Painting had been held in the collection of famous British fashion designer, Sir Paul Smith, since its creation in 2005.
- Since March 2021, two new auction records were set for Banksy's market when *Game Changer* (2020) sold for $23,238,686 on March 23, 2021, and was surpassed 7 months later by *Love is in the Bin* (2018), which sold for $25,400,000 on October 15, 2021 – 3 years after it shockingly self-destructed during the auction.
- Although there are no guarantees, similar works have shown attractive historical price appreciation at auction of 20.5% annualized from 2007 to 2021.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales
$63,561,587

2020 Number of Lots Sold
876

BANKSY

b. 1974, UNITED KINGDOM



$16,159,000

INITIAL OFFERING

20.5%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

Oil on canvas | 41 × 34 in. (104 × 86 cm.)

Banksy's powerful, socially-charged artworks and pranks have made international headlines and earned him a loyal following.

The Painting is a rare, hand painted oil by Banksy, and one of five unique "re-mixed masterpieces" made by the artist for his 2005 "Crude Oils" exhibition. Based on Vincent Van Gogh's iconic Sunflowers series, the Painting is an excellent example of Banksy's dry wit. Between 1888 and 1889, Van Gogh painted a total of five known large versions of sunflowers in a vase, where each depicts the flowers in a different stage of life. In Banksy's interpretation, the flowers are completely lifeless, with their barren stems wilted over fallen petals. The Painting's title and dystopian imagery possibly allude to the dangers of cultural elitism and environmental degradation, persistent themes within the artist's oeuvre. Interviews with the artist suggest that he sees these issues as interrelated, and in 2005, when Banksy spoke of his painting "Show Me the Monet," he stated "the real damage done to our environment is not done by graffiti writers and drunken teenagers, but by big business." Before it was purchased by Masterworks, the Painting was acquired directly from the "Crude Oils" exhibition by fashion designer and art collector Sir Paul Smith, whose collection includes works by Alberto Giacommetti, Roy Lichtenstein and Andy Warhol. As of January 26, 2022, only two other hand painted, re-mixed masterpieces from the "Crude Oils" exhibition have been offered for sale at auction. When it was offered by Sotheby's in London on October 21, 2020, "Show Me the Monet," which features a satirical take of Claude Monet's acclaimed waterlilies, became the second most expensive work by the artist at £7,551,600 ($9,945,018). "Tesco Value Soup Can" has sold twice, first on October 23, 2008, at Bonhams in London for £117,600 ($158,024) and again on October 5, 2017, at Sotheby's in London for £392,750 ($515,743). Unique, hand painted works by the artist are among his most rare and expensive pieces, and as of January 26, 2022 account for seven of the artist's top ten sales at auction.

AS OF JANUARY 26, 2022, BANKSY'S TOP AUCTION RECORDS ARE LED BY *LOVE IS IN THE BIN*, WHICH SOLD FOR £18,582,000 ($25,426,400) ON OCTOBER 14, 2021 AT SOTHEBY'S IN LONDON, *GAME CHANGER* WHICH SOLD FOR £16,758,000 ($23,238,686) ON MARCH 23, 2021 AT SOTHEBY'S IN LONDON, AND THE PAINTING WHICH SOLD FOR $14,558,000 ON NOVEMBER 9, 2021 AT CHRISTIE'S IN NEW YORK.

Banksy first disrupted the London art scene in 2003 with "Turf War," his inaugural exhibition. Following this artistic debut, Banksy continued to build his reputation as a "trickster" and snuck his own works into major institutions, such as the Metropolitan Museum of Art and Tate Britain, to hang alongside the museum collections. In 2018, Banksy took the artworld by surprise when a unique paper version of his iconic image *Girl with Balloon* was offered for sale at Sotheby's in London. The work sold for an impressive £1,042,000 ($1,364,668), and upon the fall of the hammer, the work passed through a shredder hidden in the artist-designed frame and self-destructed. When the half shredded artwork was offered again at auction on October 14, 2021, with the new title *Love is in the Bin*, it sold for £18,582,000 ($25,426,400) and became the most expensive work by the artist to sell at auction. As of January 26, 2022, Banksy's top auction records are led by the aforementioned painting *Game Changer* which sold for £16,758,000 ($23,238,686) on March 23, 2021 at Sotheby's in London, and the Painting which sold for $14,558,000 on November 9, 2021 at Christie's in New York.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$14M
$10.5M
$7M
$3.5M
2007
2008
2009
2010
2011
2012
2013
2014
2015
2017
2018
2019
2020
2021

The mysterious artist known only by his graffiti handle – Banksy – is believed to have been born in 1974, in Bristol, England. Stenciled spray-painted images tagged with the moniker began to appear in 1993 on trains and walls in his hometown, and by 2001 could be found all over the United Kingdom. Works by Banksy are often discernible through his signature stencil aesthetic, a style which favors expediency and speedy execution before authorities have a chance to detain the artist for vandalism. Banksy's reputation as a controversial artist landed him on Time magazine's Top 100 Influential People in 2010 and an Academy Award nomination for Best Documentary Feature for his film "Exit Through the Gift Shop." While the artist continues to operate anonymously, his international presence is well documented through his works that adorn architectural facades in Europe, America and the Middle East. Banksy's work is collected by major cultural institutions, such as the British Museum and the Bristol Museum and Art Gallery.


BANKSY


BANKSY



Sunflowers from Petrol Station photographed at "Banksy: The Unauthorised Retrospective", S2 Gallery in London.

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions for artwork which are similar to the Painting. The set of similar sales comprise paintings by Banksy with the following criteria: "Remixed" art historical subjects handpainted by the artist and modified oils, including overpainted or modified existing paintings, and "Devolved Parliament," for which the precise identity and provenance of the subject painting is not confirmed though it references a genre of British parliamentary paintings, particularly those dating from the late 1800s through the 1920s. "Glory" was excluded from the set of similar works due to its medium of spraypaint on a lithographic reproduction rather than a modified acrylic or oil painting. There was a discrepancy among publicly available data sources in the sale price inclusive of buyer's premium for "Tesco Value Tomato Soup," and the referenced purchase price, inclusive of buyer's premium, was taken from the Bonhams website, the auction house where the work was sold. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. The set of similar works includes a painting acquired by Masterworks 015, LLC at Phillips London 20th Century and Contemporary Art Evening Sale held on July 2, 2020 for $2,005,000. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 20.5% CAGR implied from selected sales occurring from June 21, 2007 to June 30, 2021.